Exhibit 99.1

United Fire Group, Inc. Approves a Dividend Increase and Declares a Common Stock Quarterly Cash Dividend of $0.25 per Share
CEDAR RAPIDS, IOWA – May 18, 2016 – Today, the Board of Directors of United Fire Group, Inc. (Nasdaq: UFCS) ("UFG") approved a dividend increase of 13.6 percent over the previous quarterly dividend and declared a common stock quarterly cash dividend of $0.25 per share. This dividend will be payable June 15, 2016, to shareholders of record as of June 1, 2016.
"UFG has consistently paid a quarterly cash dividend since 1968," stated Randy A. Ramlo, President and Chief Executive Officer. "We believe that a competitive dividend emphasizes a commitment to long-term shareholder value and creates an attractive total return for our shareholders."
About United Fire Group, Inc.:
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance and life insurance and selling annuities.

Through our subsidiaries, we are licensed as a property and casualty insurer in 46 states, plus the District of Columbia, and we are represented by approximately 1,200 independent agencies. The United Fire pooled group is rated "A" (Excellent) by A.M. Best Company.

Our subsidiary, United Life Insurance Company, is licensed in 37 states, represented by approximately 1,250 independent life agencies and rated "A-" (Excellent) by A.M. Best Company.

For more information about UFG, visit www.unitedfiregroup.com or contact:

Randy Patten, Director, SEC Reporting and Investor Relations, 319-286-2537 or IR@unitedfiregroup.com